EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

                            STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the "Agreement") dated August 14, 2000, by and among GSV, INC. (formerly known as CyberShop International, Inc.), a Delaware corporation (the "Seller"), and THE MAGELLAN GROUP, LLC, a Connecticut limited liability corporation (the "Purchaser"), IAN S. PHILLIPS ("Phillips") and HOWARD
J. KUNTZ III ("Kuntz," together with Phillips, the "Stockholders," and each individually a "Stockholder").

                              W I T N E S S E T H :

      WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of June 1, 1999, MG Acquisition Corporation (the "Company"), a Delaware corporation and a wholly owned subsidiary of the Seller, acquired all of the assets and stock of The Magellan Group, Inc. ("MGI") through a merger of MGI into the Company, the registered trademark "Tools for Living" was licensed to the Seller and the Company (the "Trademark License"), and the business formerly conducted by MGI continued to be operated by the Company from and after June 1, 1999;

      WHEREAS, in connection with the Merger Agreement, employment agreements were entered into between the Company and each of Messrs. Phillips and Kuntz (the "Employment Agreements") which were guaranteed by the Seller (the "Guarantees," together with the Merger Agreement, the Employment Agreements and the Trademark License, the "Merger Documents"); and

      WHEREAS, the Seller desires to sell and Phillips and Kuntz desire to purchase via the Purchaser all of the issued and outstanding capital stock of the Company and to terminate the Merger Documents and the Guarantees in exchange for the consideration as further described herein;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

                                    ARTICLE I

                                 SALE OF SHARES


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      Section 1.1 Sale of Shares. Subject to the terms and conditions herein stated, the Seller hereby sells, assigns, transfers and delivers to the Purchaser, and the Purchaser hereby purchases from the Seller, 100 shares of capital stock without par value of the Company (the "Purchased Shares"), representing all of the issued and outstanding shares of capital stock of the Company. All certificates representing the Purchased Shares shall be duly assigned by the Seller in favor of the Purchaser in form and substance satisfactory to the Purchaser free and clear of all "Liens" (as defined in Section 3.3).

      Section 1.2 Closing. The Closing under this Agreement (the "Closing") is taking place on the date hereof at 10:00 A.M. at the offices of Davis & Gilbert LLP, counsel to the Seller, or such other date and place as agreed by the parties hereto. The execution date is herein referred to as the "Closing Date." The transactions contemplated by this Agreement shall be effective as of the Closing Date.

                                   ARTICLE II

                                 PURCHASE PRICE

      Section 2.1 Purchase Price. In full consideration for the purchase by the Purchaser of the Purchased Shares, the termination of the Merger Documents, the exchange of General Releases, the Seller's covenants in Articles IV, and the Seller's and the Executive's covenants in Article X, the Purchaser shall pay the purchase price (the "Purchase Price") to the Seller consisting of (i) 895,775 shares of common stock, par value $0.001 per share of the Seller (the "GSV Stock") registered in the names of the Stockholders which represents all but 10,000 shares each of GSV Stock owned beneficially or of record by the Stockholders, (ii) the execution and delivery of the General Releases of it and each Stockholder in the form of Exhibit C, and (iii) the assumption of all of the liabilities of the Company.

      Section 2.2 Payment of the Purchase Price. Payment of the Purchase Price shall be made by delivery to the Seller of the GSV Stock certificates, free and clear of all Liens duly assigned to the Seller in form and substance satisfactory to the Seller against receipt of the wire transfer of funds as provided in Section 2.3.

      Section 2.3 Payment by the Seller. At the Closing, Seller will pay an aggregate of $450,000.00 to the Company by a wire transfer of immediately available funds (a) of $300,000.00 to the Purchaser's account # 2000021496031, First Union Bank, ABA # 021101108 (the "Payment), and (b) of $150,000.00 to an Escrow Account established pursuant to the Escrow Agreement dated of even date herewith among the Seller, the Purchaser and Feltman, Karesh, Major & Farbman, all of which funds shall be used exclusively to pay existing third party creditors of the Company other than the Stockholders, as set forth on Schedule
2.3. Subject to Section 3.4(a), the Seller shall have no liability to any unpaid creditor of the Company including the Stockholders for any obligation incurred by the Company either before or following the Closing. If from and after July 24, 2000 the Seller has withdrawn any funds from the accounts of the Company for payments other than for payroll obligations to employees of the Company engaged in Rowayton, Connecticut (the "Employee Payments") and for payments authorized in writing by either Stockholder (the "Authorized Payments")(the
"Non-


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Contemplated Withdrawals"), the $450,000.00 payment shall be increased by the amount of the Non-Contemplated Withdrawals.

      Section 2.4 Indemnification of the Seller. As provided in Section 9.2, the Purchaser shall indemnify and hold harmless the Seller and its officers, directors, employees, agents, subsidiaries and affiliates from any and all claims of third party creditors of the Company asserted against the Seller and its officers, directors, employees, agents, subsidiaries and affiliates.

      Section 2.5 Transfer of Cybershop, LLC Ownership Interests. The Purchaser and the Stockholders acknowledge and agree that at or before the Closing the Company shall transfer to the Seller all of the ownership interests in Cybershop, LLC free and clear of all Liens (as defined in Section 3.3) by an Assignment and Assumption Agreement substantially in the form of Exhibit A.

      Section 2.6 Assumption of Liabilities. The Purchaser assumes all of the liabilities and obligations of the Company, subject to Section 9.2.

                                   ARTICLE III

                          REPRESENTATIONS OF THE SELLER

      The Seller represents, warrants and agrees to and with the Purchaser and the Stockholders as follows:

      Section 3.1 Existence and Good Standing. The Seller is duly organized, validly existing and in good standing under the laws of Delaware with the full corporate power and authority to own its property and to carry on its business, all as and in the places where such properties are now owned or operated or such business is now being conducted.

      Section 3.2 Execution and Validity. The Seller has the full power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby have been duly authorized by all required corporate action by the Seller and this Agreement has been duly and validly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser and the Stockholders, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

      Section 3.3 Capitalization of the Company; Ownership of Shares.

            (a) The Company's authorized capital stock consists of 1,500 shares of common stock without par value of which 100 shares are issued and outstanding. All of the issued shares of common stock have been duly authorized and are validly issued and outstanding, are fully paid and nonassessable, free of preemptive rights, with no personal liability attaching to the ownership thereof, and such ownership is free and clear of all mortgages, liens, security interests,


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encumbrances, claims, options, charges and restrictions of any kind or character
(collectively, "Liens").

            (b) The Seller owns 100 shares of common stock of the Company on the date hereof and is the true and lawful owner of, and has good and marketable title to the Purchased Shares to be sold by it.

            (c) The stock ledger of the Company is complete and correct.

      Section 3.4 Operation of the Company. In the operation of the Company from and after June 1, 1999 to the date hereof, the Seller has:

            (a) incurred no liabilities of any kind for which the Purchaser or the Company will be liable, other than those (i) incurred by Seller in the ordinary course of business, (ii) as to which neither Stockholder had actual knowledge, (iii) as to which either Stockholder did not object, or (iv) Employee Payments. Any liabilities other than those enumerated in subsections (i) through
(iv) inclusive shall be deemed "Contingent Liabilities."

            (b) paid or caused to be paid in full with respect to the Company all federal, state and local sales, withholding and personal property taxes when due and filed all tax returns therefor and provided copies thereof to the Purchaser;

            (c) not granted or permitted any Lien against the assets of the Company including the trademark "TOOLS FOR LIVING" or the goodwill associated therewith; and

            (d) not agreed in writing or otherwise to take any action contemplated by subsection (c).

      Section 3.5 No Restrictions. The Seller is not subject to, or a party to, any mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, and there is no suit, action, claim, investigation or inquiry by any administrative agency or governmental body, and no legal, administrative or arbitration proceeding pending or, to the knowledge of the Seller, threatened against it or any of its properties or assets that would prevent consummation of the transactions contemplated by this Agreement and compliance by them with this Agreement.

      Section 3.6 Approvals and Consents. No consent or approval of, other action by, or notice to, any governmental body or agency, or any third person is required for the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby.

                                   ARTICLE IV

                             COVENANTS OF THE SELLER


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      Section 4.1 Directors and Officers Liability Insurance and
Indemnification. Seller covenants and agrees that with respect to the Seller's directors and officers liability insurance and indemnification rights under its documents of organization, the Stockholders shall be provided with the same rights and procedures with respect thereto after the Closing as have been provided to the Seller's other Directors and officers.

      Section 4.2 Discontinuance of Trademark Use. Anything in the Trademark License to the contrary notwithstanding which Trademark License is terminated concurrently with the execution of this Agreement, Seller hereby acknowledges and confirms:

      (a) Except as may otherwise be required by any law, by the requirements of any tax or securities filing, or otherwise approved in writing by the Purchaser, Seller has ceased any and all uses of and references to the trademark "TOOLS FOR LIVING" (the "Trademark"), including without limitation any use on Seller's web site, in Seller's advertising and marketing materials.

      (b) Seller irrevocably and unconditionally waives any interest it may have in and to the trademark "TOOLS FOR LIVING and the goodwill associated therewith.

      4.3 Notice of Certain Events. Seller shall deliver written notice to the Purchaser promptly following Seller's receipt of notice of the commencement of any material action, suit or claim against either the Seller, the Executives, the Stockholder, the Company or the Company's assets that directly involves the Stockholders, the Company, the Purchaser or any of their assets.

                                    ARTICLE V

              REPRESENTATIONS OF THE PURCHASER AND THE STOCKHOLDERS

      The Purchaser and each Stockholder, jointly and severally except as to
Section 5.3, represents, warrants and agrees to and with the Seller as follows:

      Section 5.1 Existence and Good Standing. The Purchaser is duly organized, validly existing and in good standing under the laws of Connecticut, with full power and authority as a limited liability company to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted.

      Section 5.2 Execution and Validity. The Purchaser has the full power and authority as a limited liability company to make, execute, deliver and perform this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all required action by the Purchaser and this Agreement has been duly and validly executed and delivered by the Seller and assuming due authorization, execution and delivery by the Purchaser constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.


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      Section 5.3 Ownership. Each Stockholder severally represents that he is the sole true and lawful owner and has good and marketable title to of the GSV Stock to be transferred by him to the Seller, and such ownership is free and clear of all Liens.

      Section 5.4 No Restrictions. Neither the Purchaser nor either Stockholder is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, and there is no suit, action, claim, investigation or inquiry by any administrative agency or governmental body, and no legal, administrative or arbitration proceeding pending or, to the knowledge of the Purchaser or either Stockholder, threatened against it or him or any of its or his properties or assets, which would prevent consummation of the transactions contemplated by this Agreement and compliance by it or him with this Agreement.

      Section 5.5 Approvals and Consents. No consent or approval of, other action by, or notice to, any governmental body or agency, or any third person is required for the execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser or either Stockholder of the transactions contemplated hereby.

                                   ARTICLE VI

                    COVENANTS OF THE PURCHASER AND THE SELLER

      Section 6.1 Purchaser Cooperation. The Purchaser covenants and agrees that following the Closing, upon receipt of written notice from the Seller, it shall cooperate fully with the Seller at reasonable times in providing the Seller such information, except with respect to the Purchaser's operations from and after the Closing Date, as is reasonably required by the requesting party or its representatives for the preparation of tax returns and financial reports or in connection with the reasonable requirements of the Seller in the normal course of its business .

      Section 6.2 Seller Cooperation. The Seller covenants and agrees that following the Closing, upon receipt of written notice from the Purchaser, it shall cooperate fully with the Purchaser at reasonable times in providing the Purchaser such information, except with respect to the Seller's operations from and after the Closing Date, as is reasonably required by the requesting party or its representatives for the preparation of tax returns and financial reports or in connection with the reasonable requirements of the Purchaser in the normal course of its business.


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                                   ARTICLE VII

                        ACTIONS AT CLOSING BY THE SELLER

      Simultaneously herewith:

      Section 7.1 Charter Documents. The Seller delivered to the Purchaser all organizational documents of the Company including any modifications thereto, the minute book and resignations of all Directors and officers other than those of the Stockholders.

      Section 7.2 Bank Accounts of the Company. The Seller will execute and deliver authorization forms in favor of the Purchaser with respect to all bank accounts in the name of the Company.

      Section 7.3 Surrender of Certificates. The Seller will deliver to the Purchaser certificate(s) representing all of the Purchased Shares duly endorsed in favor of the Purchaser, together with the stock ledger of the Company, and such other documents and instruments, if any, as may reasonably be necessary to permit the Purchaser to acquire the Purchased Shares free and clear of any and all Liens or voting restrictions of any kind whatsoever.

      Section 7.4 Release. The Seller shall give the Purchaser and the Stockholders a general release in the form of Exhibit B hereto.

      Section 7.5 Assignment of Rights to Company's Name. Seller shall deliver to the Purchaser an assignment of all of the Seller's right, title and interest in and to the name "The Magellan Group," substantially in the form and to the effect of Exhibit C hereto.

      Section 7.7 Other Actions. The Seller shall have caused the adoption of resolutions by its Board of Directors authorizing the transfer of the shares of the Company to the Purchaser to have taken place.

      Section 7.8 Proceedings. All proceedings required to be taken for the transactions contemplated by this Agreement and all documents incident thereto were reasonably satisfactory in form and substance to the Purchaser and the Stockholders and their counsel, and the Purchaser and the Stockholders shall have received copies of all the documents and other evidence as they or their counsel reasonably requested to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


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                                  ARTICLE VIII

            ACTIONS AT CLOSING BY THE PURCHASER AND THE STOCKHOLDERS

      Simultaneously herewith:

      Section 8.1 Exchange of GSV Shares. (a) At the Closing Phillips shall deliver stock certificate CS 0418 for 56,500 shares of common stock of the Seller and Kuntz shall deliver stock certificate number CS 0437 for 39,275 shares of common stock, to the Seller. The Seller agrees to promptly forward the said certificates to Seller's transfer agent with instructions to issue a certificate for 10,000 shares of common stock of the Seller to each of Messrs. Phillips and Kuntz. The certificates, when issued, shall be delivered to the Escrow Agent referred to in Section 8.1(b).

            (b). Upon execution of the Stock Purchase Agreement, the Stockholders will deliver Certificate CS 0395 for 413,500 shares and Certificate CS 0420 for 406,500 shares of GSV, Inc., respectively (the "Escrowed Shares") to the Escrow Agent. The Escrowed Shares shall be distributed in accordance with the following procedure: The Seller will notify the Stockholders and the Escrow Agent in writing when the Seller has received from the Transfer Agent one certificate for 10,000 shares of Seller registered in the name of each Stockholder (the "Replacement Certificates"). Each of the Stockholders (or their duly designated agents) shall advise the Escrow Agent of the date and time it is available to pick up the Replacement Certificates. Upon such delivery of the Replacement Certificates, the Escrow Agent shall release the Escrowed Shares to the Seller.

      Section 8.2 Releases.

            (a) The Stockholders shall give the Seller and its officers, directors, employees, agents, subsidiaries and affiliates a general release in the form of Exhibit C, which shall include the Merger Agreement, the Trademark License, the Guarantees and their respective Employment Agreements including without limitation each Stockholder's right to receive any health, life insurance, stock option and 401 (k) benefit thereunder.

            (b) The Purchaser shall give the Seller and its officers, directors, employees, agents, subsidiaries and affiliates a general release in the form and to the effect of Exhibit D.

      Section 8.3 Resignations. Phillips shall have delivered to the Seller his resignation as a Director of the Seller effective as of the Closing Date.

      Section 8.4 Resolutions. The Purchaser shall have adopted resolutions authorizing the purchase of the shares of the Company.

      Section 8.5 Proceedings. All proceedings required to be taken for the transactions contemplated by this Agreement and all documents incident thereto were reasonably satisfactory in form and substance to the Seller and its counsel, and the Seller shall have received copies of all


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such documents and other evidences as it or its counsel reasonably requested to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                   ARTICLE IX

                               SURVIVAL; INDEMNITY

      Section 9.1 Survival. Each party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement and the Schedules, if any, furnished by any other party pursuant to this Agreement, or in any certificate delivered at the Closing by any other party except as modified herein to the contrary in respect of (i) the Stockholders' several, not joint, liability and (ii) the Executives' obligations. The respective representations, warranties, covenants and agreements of the Seller and the Purchaser contained in this Agreement shall survive the Closing.

      Section 9.2 Obligation of the Purchaser and Stockholders to Indemnify. The Purchaser agrees to indemnify the Seller and its officers and directors (individually a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties") against, and to protect, save and hold harmless the Seller Indemnified Parties from, and assume liability for, payments of all liabilities, obligations, losses, damages, penalties, claims, actions, suits, judgments, settlements, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys', accountants' and expert witnesses' fees) of whatever kind and nature (collectively, "Losses"), that may be imposed on or incurred by any Seller Indemnified Party as a consequence of or in connection with (i) any material inaccuracy or material breach of any representation or warranty contained in Article V hereof or (ii) any material breach of or failure by the Purchaser or either Stockholder to comply with or perform any agreement or covenant contained in this Agreement, and (iii) the operation of the Company through the Closing Date except for Contingent Liabilities incurred by the Seller. The term "Losses" as used herein is not limited to matters asserted by third parties against a Seller Indemnified Party, but includes Losses incurred or sustained by a Seller Indemnified Party in the absence of third party claims but, in all events, Losses shall exclude any liability for special or consequential damages and any Losses arising out of class action suits against the Seller and/or Executives, and investigations, claim, suits or proceedings by the SEC or any comparable administrative agency but only to the extent that the same are not based on any material written business or financial information provided to the Seller and/or Executives by the Company or either Stockholder.

      Section 9.3 Obligation of the Seller to Indemnify. The Seller agrees to indemnify the Stockholders, the Purchaser, the Company and the Purchaser's officers and directors (individually, a "Purchaser Indemnified Party" and collectively, the "Purchaser Indemnified Parties") against, and to protect, save and keep them harmless from, and assume liability for, any and all Losses that may be imposed on or incurred by the Purchaser, Stockholders or the Company as a consequence of or in connection with (i) any material inaccuracy or material breach of any representation or warranty contained in Article III hereof or (ii) any material breach of or failure by the Seller to comply with or perform any agreement or covenant by the Seller contained in this


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Agreement and as required by its policies of Directors and officers liability insurance and charter and By-law provisions respecting indemnity.

      Section 9.4 Indemnification Procedures.

      9.4.1 Notice of Asserted Liability. The Indemnified Party shall promptly give notice (the "Claims Notice") to the party or parties required to pay any amount in respect of Losses under Sections 9.2 or 9.3 (collectively, the "Indemnifying Party") of any demand, claim or circumstances that in good faith it or he believes gives rise, or with the lapse of time would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in any Losses (an "Asserted Liability"). The Claims Notice shall describe the Asserted Liability in reasonable detail, shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by an Indemnified Party.

      9.4.2 Defense of Asserted Liability. If the facts giving rise to the claim for indemnification shall involve any actual or threatened claim or demand by any third party against any Indemnified Party or by any Indemnified Party against any third party (a "Third Party Claim"), the Indemnified Party shall have the right but not the obligation to defend or prosecute such Third Party Claim through counsel of its own choosing, and the reasonable costs and expenses incurred by the Indemnified Parties shall be indemnifiable Losses subject to the provisions of this Article IX.

      9.4.3 Cooperation. The Indemnified Party shall be entitled to participate in the defense or prosecution of any such claim, demand or litigation at its own expense and through counsel of its own choosing, but control thereof shall remain with the Indemnifying Party.

                                    ARTICLE X

                       CONFIDENTIALITY AND NON-COMPETITION

      Section 10.1 Confidentiality.

      Section 10.1.1 Seller and the Executives. Seller which solely for the purposes of this Article X shall include Messrs. Jeffrey Tauber and Kevin Miller (collectively, the "Executives"), each of whom shall execute this Agreement solely as to this Article X, acknowledges that all knowledge and information about the Company that has become known to any of them through the Seller's ownership of the Company is information that the Purchaser considers proprietary and confidential (the "Confidential Information").

      10.1.2 Purchaser, Company and the Stockholders. The Purchaser, Company and each of the Stockholders acknowledges that all knowledge and information about the Seller that has become known to any of them through the Seller's ownership of the Company and, as to the Stockholders, Phillips' service as a Director of the Seller and Phillips' and Kuntz's service as officers of the Company, is information that the Seller considers Confidential Information.

      10.1.3 Confidential Information Defined. For the purposes of this Article X, Confidential Information shall include without limitation, financial data, product information,


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media placement and advertiser resources, information of a business nature such as client/purchaser development, customer lists and profiles, fulfillment techniques, pricing policies, sources of product, business, marketing and investment plans and strategies, the terms of contracts with product sources and manufacturers, print and internet media, web site design, content and supporting software and hardware in whatever form. Confidential Information shall not include information (i) previously known by a party, (ii) disclosed to a party by a third party not under an obligation of confidence to the party about whom the information is disclosed, and (iii) becomes available to the public other than by a breach of this Article X.

      10.1.4 Material Adverse Effect. Seller, each Executive, the Company, the Purchaser and each Stockholder acknowledges that the disclosure of Confidential Information would have a material adverse effect on the Company and the Seller, respectively, and each of them covenants not to disclose, or to permit it or his agents or employees to disclose any Confidential Information to any third parties except to the extent required by any provision hereof, by any judicial order, by the requirements of any tax or securities filing, or otherwise approved in writing by the other party.

      Section 10.2 Non Competition.

      10.2.1 The Purchaser, Company and Stockholders. The Purchaser, the Company and each Stockholder covenants and agrees with the Seller that it and he will not, for twelve (12) months after the Closing Date, in any manner, directly or indirectly, (i) induce or attempt to influence any present employee of the Seller to leave the Seller's employ, (ii) engage in North America in any business in which the Seller was engaged, and (iii) manage or operate any business that engages in direct competitive activity in any product category in which the Seller engages as of the Closing date and for the preceding twelve
(12) months.

      10.2.2 The Seller and the Executives. The Seller and each Executive covenants and agrees with the Purchaser that it and he will not, for twelve (12) months after the Closing Date, in any manner, directly or indirectly, (i) induce or attempt to influence any present employee of the Company to leave the Company's employ, (ii) engage in North America in any business in which the Company was engaged, and (iii) manage or operate any business that engages in direct competitive activity in any product category in which the Company engages as of the Closing date and for the preceding twelve (12) months.

                                   ARTICLE XI

                                  MISCELLANEOUS

      Section 11.1 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

      Section 11.2 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of New York without reference to its conflict of laws provisions.


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      Section 11.3 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

      Section 11.4 Press Release. Subject to the provisions of the next sentence, no party to this Agreement shall issue any press release relating to this Agreement or the matters contained herein without first having given the other parties a reasonable opportunity to comment thereon which comments shall be made promptly and in any event, no later than the end of the next business day following the business day on which the release was received. Approval of any press release shall not be unreasonably withheld. The foregoing provision shall not apply to the extent that the Seller is required to make any announcement relating to or arising out of this Agreement by virtue of the federal securities laws of the United States or the rules and regulations promulgated thereunder or other rules of the National Association of Securities Dealers, Inc., or any announcement by any party under any law or regulations.

      Section 11.5 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand, (b) five days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) the next business day if sent by facsimile transmission (if receipt is electronically confirmed) or by a prepaid overnight courier service, and in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

      If to the Seller, addressed to:

               GSV, Inc.
               116 Newark Avenue
               Jersey City, NJ 07302
               Attention: Jeffrey S. Tauber
               Fax:  (212) 234-5052

                      with a copy to:

               Davis & Gilbert LLP
               1740 Broadway
               New York, New York 10019
               Attention: Walter M. Epstein, Esq.
               Fax: (212) 468-4888

        If to the Purchaser or to the Stockholders to:

               Ian S. Phillips
               c/o The Magellan Group, LLC
               137 Rowayton Avenue
               Rowayton, CT 06583
               Fax: (203) 831-9147

                      and

               Howard J. Kuntz III
               c/o The Magellan Group, LLC
               137 Rowayton Avenue
               Rowayton, CT 06583
               Fax: (203) 831-9147

                      with a copy to:

               Feltman Karesh Major & Farbman LLP
               Carnegie Towers
               152 West 57th Street
               New York, NY 10019
               Attention: Stephen H. Gross, Esq.
               Fax: (212) 586-0951

      Section 11.6 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

      Section 11.7 Severability. If any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

      Section 11.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

      Section 11.9 Entire Agreement. This Agreement, including the other documents referred to herein and the Exhibits and Schedules, if any, hereto which form a part hereof, contains the entire understanding of the parties on the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings among the parties on the subject matter.

      Section 11.10 Amendments. This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by the Purchaser and the Seller.

      Section 11.11 Third Party Beneficiaries. Each party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto and their respective successors and assigns as permitted under Section 11.6.

      Section 11.12 Further Assurances. Each party agrees to execute and deliver to each other party such other and further documentation and take such other and further action as the other party may reasonably request periodically to implement the transactions contemplated herein.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement, on the day and year first above written.

                             GSV, INC.

                             By:  /S/ Jeffrey S. Tauber
                                  ---------------------
                                  Name:  Jeffrey S. Tauber
                                  Title: Chief ExecutiveOfficer


                             THE MAGELLAN GROUP, LLC

                             By:  /s/ Ian S. Phillips
                                  ---------------------
                                  Name: Ian S. Phillips
                                  Title: Co-Chief Executive Officer


                            /s/ Ian S. Phillips
                            -------------------------------
                            Ian S. Phillips, individually


                            /s/ Howard  J. Kuntz III
                            -------------------------------
                            Howard J. Kuntz III, individually


                            AS TO ARTICLE X ONLY:


                            /s/ Jeffrey S. Tauber
                            -------------------------------
                            Jeffrey S. Tauber, individually


                            /s/ Kevin Miller
                            -------------------------------
                            Kevin Miller, individually

--------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

                                  by and among

                                    GSV, INC.

                                       and

                            THE MAGELLAN GROUP, LLC,

                                 IAN S. PHILLIPS

                                       and

                               HOWARD J. KUNTZ III

--------------------------------------------------------------------------------

                           Dated as of August 14, 2000